UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 30, 2008

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Lyris, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10875	01-0579490
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of incorporation)		Identification Number)

103 Foulk Road, Suite 205Q
Wilmington, DE	19803
(Address of principal	(Zip code)
executive offices)

Registrant's telephone number, including area code: (302) 691-6189

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amendment of Loan and Security Agreement

     On July 30, 2008, Lyris, Inc., a Delaware corporation (the “Company”), and its wholly-owned subsidiaries Commodore Resources (Nevada), Inc. and Lyris Technologies Inc. (each a “Borrower” and collectively, the “Borrowers”) entered into the First Amendment to the Amended and Restated Loan and Security Agreement (the “Amendment”) with Comerica Bank (the “Bank”) dated March 6, 2008, between the Bank and the Borrowers.

     The Amendment amends and restates the financial covenant related to EBITDA, which is the earnings of the Borrowers before interest, taxes, depreciation, amortization and non-cash stock compensation expenses plus any cash or non-cash expenses related to discontinued operations (such cash expenses capped at $200,000). As amended, the covenant requires the following minimum EBITDA calculations, as measured on a rolling three-month basis: (i) measured quarterly, not less than Eight Hundred Thousand Dollars ($800,000) for the quarterly measuring period ending March 31, 2008, (ii) measured quarterly, not less than Negative Four Hundred Thousand Ten Dollars (-$410,000) for the quarterly measuring period ending June 30, 2008, (iii) measured quarterly, not less than Two Hundred Fifty Thousand Dollars ($250,000) for the quarterly measuring period ending September 30, 2008, (iv) measured monthly, One Million Five Hundred Thousand Dollars ($1,500,000) for the monthly measuring periods ending December 30, 2008 through February 28, 2009, and (v) measured monthly, Two Million Dollars ($2,000,000) for each monthly measuring period thereafter.

     The forgoing description of the Amendment is qualified in its entirety by reference to the First Amendment to Amended and Restated Loan and Security Agreement, a copy of which is included as exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

     (d) Exhibits.

10.1	First Amendment to Amended and Restated Loan and Security Agreement, entered into as of July 30, 2008, by and among Comerica Bank, Lyris, Inc., Lyris Technologies, Inc and Commodore Resources (Nevada), Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lyris, Inc

By:	/s/ Luis Rivera
Name:	Luis Rivera
Title:	Chief Executive Officer

Date: August 4, 2008